EXHIBIT 99.1


                            PHOTO CONTROL CORPORATION
                    PROXY FOR SPECIAL MEETING OF SHAREHOLDERS

                                 _________, 2004



           The undersigned hereby appoints Richard P. Kiphart and John R. Helmen, and each of them, with full power of substitution, his, her or its proxies to represent and vote, as designated below, all shares of the Common Stock of Photo Control Corporation registered in the name of the undersigned on ________, 2004, with the powers the undersigned would possess if personally present at the Special Meeting of Shareholders of Photo Control Corporation to be held at the offices of Photo Control Corporation, 4800 Quebec Avenue North, Minneapolis, Minnesota at ____ _.m., Minnesota Time on _______, 2004, and at any adjournment thereof, hereby revoking any proxy or proxies previously given. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" PROPOSALS 1 THROUGH 10.

1)  Proposal to APPROVE THE MERGER PURSUANT TO THE TERMS OF THE MERGER                     ( )  FOR    ( ) AGAINST    ( ) ABSTAIN
    AGREEMENT AND PLAN OF REORGANIZATION dated April 15, 2004 by and among
    Nature Vision, Inc., Photo Control Corporation, PC Acquisition, Inc., Jeffrey P. Zernov
    (as shareholders' representative) and certain Nature Vision Shareholders

2)  Proposal to ISSUE SHARES OF PHOTO CONTROL COMMON STOCK in an amount                    ( )  FOR    ( ) AGAINST    ( ) ABSTAIN
    equal to 20% or more of Photo Control's outstanding common stock to Nature Vision's shareholders pursuant to the merger agreement and to Richard P. Kiphart, a director, at a price less than the market price of Photo Control's common shares

3)  Proposal to AMEND AND RESTATE PHOTO CONTROL'S                                          ( )  FOR    ( ) AGAINST    ( ) ABSTAIN
     ARTICLES OF INCORPORATION

4)  Proposal to AMEND PHOTO CONTROL'S                                                      ( )  FOR    ( ) AGAINST    ( ) ABSTAIN
     ARTICLES OF INCORPORATION (to Repeal Article X)

5)  Proposal to AMEND PHOTO CONTROL'S BYLAWS                                               ( )  FOR    ( ) AGAINST    ( ) ABSTAIN

6)  Proposal to ADOPT THE PHOTO CONTROL 2004 STOCK INCENTIVE PLAN                          ( )  FOR    ( ) AGAINST    ( ) ABSTAIN

7)  Proposal to set the NUMBER OF DIRECTORS AT SIX                                         ( )  FOR    ( ) AGAINST    ( ) ABSTAIN

8)  ELECTION OF DIRECTOR: Nominee: Richard P. Kiphart                                      ( )  FOR the Nominee
                                                                                           ( )  WITHHOLD AUTHORITY to
                                                                                                vote for nominee.

9)  Proposal to ADJOURN THE SPECIAL MEETING                                                ( )  FOR    ( ) AGAINST    ( ) ABSTAIN

10) In their discretion, the appointed proxies are authorized to vote upon such            ( )  FOR    ( ) AGAINST    ( ) ABSTAIN
    OTHER BUSINESS as may properly come before the Meeting or any adjournment.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION
IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

                            (CONTINUED ON OTHER SIDE)


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Date_____________________________, 2004

_______________________________________

_______________________________________


PLEASE DATE AND SIGN ABOVE exactly as name appears at the left, indicating where appropriate, official position or representative capacity. If stock is held in joint tenancy, each joint owner should sign.


               PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD
                  PROMPTLY USING THE ENCLOSED RETURN ENVELOPE.